                                                                    EXHIBIT 10.5








CONSOLIDATED FINANCIAL STATEMENTS
HomeSpace, Inc.
Years ended March 31, 2000 and 1999
with Report of Independent Auditors

                                 HomeSpace, Inc.

                        Consolidated Financial Statements

                       Years ended March 31, 2000 and 1999




                                    CONTENTS

Report of Independent Auditors ...............................................1

Audited Consolidated Financial Statements

Consolidated Balance Sheets...................................................3
Consolidated Statements of Operations.........................................5
Consolidated Statements of Shareholders' Equity...............................6
Consolidated Statements of Cash Flows.........................................7
Notes to Consolidated Financial Statements....................................8

                         Report of Independent Auditors

The Board of Directors and Shareholders
HomeSpace, Inc.

We have audited the accompanying consolidated balance sheets of HomeSpace, Inc. as of March 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of HomeSpace, Inc. at March 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As shown in the consolidated financial statements, the Company has incurred losses of $38,115,039 and $13,465,420 for the years ended March 31, 2000 and 1999, respectively. These losses have significantly weakened the Company's financial position and its ability to meet current operating expenses, and, at March 31, 2000, the Company's current liabilities exceeded its current assets by $1,369,232.

As further discussed in Note 1, the Company is currently seeking additional financing or a potential sale of the Company in an attempt to obtain additional sources of funds which, in management's opinion, would provide adequate cash flows to finance the Company's operations. The satisfactory completion of these negotiations is essential as the Company has no other immediate plans that will provide sufficient cash flows to meet current operating requirements. Because the negotiations are still in progress, there can be no assurance that the Company will have sufficient funds to finance its operations, which continue to show losses, through the period ending May 31, 2000. All of these matters raise substantial doubt about the Company's ability to continue as a going concern and, in the event the negotiations for continued financing or a sale are unsuccessful, management will need to consider other alternatives including the potential liquidation of the Company. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts or classifications of liabilities that may result from the outcome of this uncertainty.



                                                  ERNST & YOUNG LLP

Los Angeles, California
June 5, 2000

                                 HomeSpace, Inc.

                           Consolidated Balance Sheets


                                                                     MARCH 31
                                                              2000                1999
                                                          ------------         -----------
ASSETS
Current assets:
   Cash                                                   $  4,842,340         $ 3,527,421
   Prepaid expenses                                             88,056              37,500
   Accounts receivable                                         137,785             641,939
   Mortgage loans held for sale                              5,529,000                  --
                                                          ------------         -----------
Total current assets                                        10,597,181           4,206,860



Property and equipment, at cost                              7,115,004           2,731,608
Accumulated depreciation                                    (2,558,386)         (1,118,430)
                                                          ------------         -----------
                                                             4,556,618           1,613,178


Capitalized software expenditures and enhancements           1,232,874             908,155
Accumulated depreciation                                            --             (40,375)
                                                          ------------         -----------
                                                             1,232,874             867,780





Lease deposits and other assets                                993,875             633,260







                                                          ------------         -----------
Total assets                                              $ 17,380,548         $ 7,321,078
                                                          ============         ===========

                                                                                MARCH 31
                                                                        2000                 1999
                                                                    ------------         ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Warehouse line of credit                                         $  5,463,946         $         --
   Note payable                                                          200,000              200,000
   Accounts payable                                                    3,977,771            1,649,191
   Accrued expenses                                                      426,806              482,959
   Capital lease obligation - short-term portion                       1,897,890              474,929
                                                                    ------------         ------------
Total current liabilities                                             11,966,413            2,807,079

Capital lease obligation - long-term portion                           1,867,573              464,801
                                                                    ------------         ------------
                                                                      13,833,986            3,271,880
Commitments and contingencies (Note 10)

Shareholders' equity:
   Series B preferred stock, $.001 par value
     23,695,877 shares authorized,
     23,180,413 and 2,561,855 shares issued and outstanding,
     respectively                                                         23,181                2,562
   Series C preferred stock, $.001 par value
     10,745,327 shares authorized,
     9,870,739 shares issued and outstanding                               9,871                   --
   Common stock, $.001 par value
     25,000,000 shares authorized,
     5,847,043 and 5,222,457 shares issued and outstanding,
     respectively                                                          5,847                5,222
   Paid-in capital in excess of par                                   75,319,014           24,449,003
   Preferred stock to be issued                                               --           12,666,653
   Treasury stock                                                       (539,796)                  --
   Note receivable for common stock                                   (1,822,673)          (1,740,399)
   Accumulated deficit                                               (69,448,882)         (31,333,843)
                                                                    ------------         ------------
Total shareholders' equity                                             3,546,562            4,049,198
                                                                    ------------         ------------
Total liabilities and shareholders' equity                          $ 17,380,548         $  7,321,078
                                                                    ============         ============

See accompanying notes.

                                 HomeSpace, Inc.

                      Consolidated Statements of Operations


                                                             YEAR ENDED MARCH 31
                                                          2000                 1999
                                                      ------------         ------------

REVENUES
Mortgage services                                     $  2,783,023         $  3,732,601
Real estate services                                     3,402,696            1,916,863
Home services                                               22,687                3,710
                                                      ------------         ------------
Total revenues                                           6,208,406            5,653,174

OPERATING EXPENSES
Mortgage origination                                       429,099              668,369
Real estate referral costs                               2,698,739            1,510,670
Depreciation and amortization                            2,054,681              662,420
Equipment leasing and rentals                              715,668              564,375
Compensation and related benefits                       15,986,711            9,587,124
Occupancy and related costs                              2,015,069            1,286,469
Technical expenses                                       7,291,760              328,437
General and administrative                              10,654,197            4,187,887
Write-off of capitalized software expenditures           2,032,734                   --
                                                      ------------         ------------
Total operating expenses                                43,878,658           18,795,751
                                                      ------------         ------------

Operating loss                                         (37,670,252)         (13,142,578)
Interest expense                                          (362,502)            (492,468)
Other (expense) income                                     (82,285)             169,625
                                                      ------------         ------------
Net loss                                              $(38,115,039)        $(13,465,420)
                                                      ============         ============

See accompanying notes.

                                 HomeSpace, Inc.

                 Consolidated Statements of Shareholders' Equity


                                                                                              NOTES                        TOTAL
                          SERIES B   SERIES C                      ADDITIONAL  PREFERRED  RECEIVABLE FOR               SHAREHOLDERS'
                          PREFERRED PREFERRED  COMMON   TREASURY    PAID-IN   STOCK TO BE     COMMON     ACCUMULATED      EQUITY
                            STOCK     STOCK    STOCK     STOCK      CAPITAL     ISSUED        STOCK        DEFICIT       (DEFICIT)
                          ----------------------------------------------------------------------------------------------------------

Balance at March 31, 1998  $     -  $     -  $ 3,881  $       -  $14,541,217 $          -  $(2,523,376)  $(17,868,423) $ (5,846,701)
Issuance of common stock
   in exchange for
   services at $1.94
   per share                     -        -        2          -        4,668            -            -              -         4,670
Issuance of common stock
   in exchange for note
   payable at $5.90 per
   share                         -        -    1,339          -    7,905,681            -      782,977              -     8,689,997
Issuance of Series B
   preferred stock for
   cash at $.78 per
   share                     2,562        -        -          -    1,997,437            -            -              -     1,999,999
Series B preferred
   stock to be issued            -        -        -          -            -   12,666,653            -              -    12,666,653
Net loss                         -        -        -          -            -            -            -    (13,465,420)  (13,465,420)
                          ---------------------------------------------------------------------------------------------------------
Balance at March 31, 1999    2,562        -    5,222          -   24,449,003   12,666,653   (1,740,399)   (31,333,843)    4,049,198
Accrued interest                 -        -        -          -            -            -      (82,274)             -       (82,274)
Repurchase of common
   stock at $1.94
   per share                     -        -        -   (539,796)           -            -            -              -      (539,796)
Issuance of Series B
   preferred stock for
   cash at $.97 per
   share                    20,619        -        -          -   19,979,381  (12,666,653)           -              -     7,333,347
Issuance of Series C
   preferred stock for
   cash at $3.02 per
   share                         -    9,871        -          -   29,898,467            -            -              -    29,908,338
Issuance of common stock
   issued for cash at
   $1.94 per share               -        -      425          -      604,363            -            -              -       604,788
Issuance of common stock
   issued to settle
   liability at $1.94
   per share                     -        -      200          -      387,800            -            -              -       388,000
Net loss                         -        -        -          -            -            -            -    (38,115,039)  (38,115,039)
                          ---------------------------------------------------------------------------------------------------------
Balance at March 31, 2000  $23,181  $ 9,871  $ 5,847  $(539,796) $75,319,014 $          -  $(1,822,673)  $(69,448,882) $  3,546,562
                          =========================================================================================================

See accompanying notes.

                                 HomeSpace, Inc.

                      Consolidated Statements of Cash Flows


                                                                          YEAR ENDED MARCH 31
                                                                       2000                  1999
                                                                   ------------         ------------
OPERATING ACTIVITIES
Net loss                                                           $(38,115,039)        $(13,465,420)
Adjustments to reconcile net loss to net cash used in
   operating activities:
     Depreciation and amortization expense                            2,196,366              662,419
     Write-off of capitalized software                                2,032,734                   --
     Write-off of uncollectible notes                                        --               20,000
     (Increase) decrease in prepaid expenses                            (50,556)                (946)
     Decrease (increase) in accounts receivable                         504,154             (446,899)
     Increase in mortgage loans held for sale                        (5,529,000)            (142,393)
     Decrease (increase) in lease deposits and other assets             360,615             (599,460)
     Increase in accounts payable and accrued expenses                2,272,427            1,086,556
     Increase in warehouse line of credit                             5,463,946                   --
     Other operating increases                                          598,603              209,296
                                                                   ------------         ------------
Net cash used in operating activities                               (30,265,750)         (12,886,143)
                                                                   ------------         ------------

INVESTING ACTIVITIES
Purchase of property and equipment                                   (4,383,395)          (1,298,389)
Capitalized software expenditures                                    (2,782,553)            (908,155)
                                                                   ------------         ------------
Net cash used in investing activities                                (7,165,948)          (2,206,544)
                                                                   ------------         ------------

FINANCING ACTIVITIES
Payments of capital lease obligation                                 (1,773,793)            (905,000)
Increases of capital lease obligations                                2,825,733              279,649
Repurchase of common stock                                             (539,796)                  --
Issuance of common stock                                                992,788                   --
Issuance of Series C preferred stock                                 29,908,338            3,202,020
Repayment of notes receivable                                                --              858,000
Issuance of Series B preferred stock                                  7,333,347           14,666,652
                                                                   ------------         ------------
Net cash provided by financing activities                            38,746,617           18,101,321
                                                                   ------------         ------------

Net increase in cash                                                  1,314,919            3,008,634
Cash at beginning of year                                             3,527,421              518,787
                                                                   ------------         ------------
Cash at end of year                                                $  4,842,340         $  3,527,421
                                                                   ============         ============

SUPPLEMENTAL DISCLOSURES
Non-cash transaction - issuance of common stock                    $    388,000         $      4,670
Interest paid                                                           288,288              410,254

See accompanying notes.

                                 HomeSpace, Inc.

                   Notes to Consolidated Financial Statements

                                 March 31, 2000


1. DESCRIPTION OF BUSINESS

ORGANIZATION

HomeSpace, Inc. (the Company) was incorporated in the state of Florida and began operations on April 1, 1997. Prior to that date the Company was a development stage enterprise.

The accompanying consolidated financial statements include the accounts and operations of the Company and its wholly owned subsidiaries (HomeSpace Services, Inc. and HomeSpace Delaware Inc.). All significant intercompany transactions and balances have been eliminated in consolidation.

BUSINESS AND OPERATIONS

The Company provides mortgage brokerage services and real estate services to consumers located throughout the United States. The Company markets its services through affinity relationships with retailers, corporations and member associations. Real estate services are provided through a network of real estate brokers, and the Company arranges mortgage financing through a number of financial institutions.

In August 1997, Costco Wholesale Corporation (Costco) contracted with the Company to provide mortgage and real estate services to its 28 million members. The significance of this contract caused senior management to redirect its real estate broker strategy and to devote its primary attention to implementing the Costco program. Processes and procedures were modified in order to present mortgage loan options directly to Costco members and to take mortgage applications through the Company's National Transactions Center in Englewood, Colorado.

Management has decided that it will use the Costco program to attract other affinity groups and corporate sponsors, which in turn, will increase the Company's real estate and mortgage loan market share. The Company developed and launched a web site in November 1999. Management has placed emphasis on growing the business to gain market share.

                                 HomeSpace, Inc.

1. DESCRIPTION OF BUSINESS (CONTINUED)

LIQUIDITY AND CAPITAL RESOURCES

From inception, the Company has incurred net losses and negative cash flows. The Company's continued existence is dependent upon its ability to generate sufficient revenues to produce profitable operations and/or obtaining additional debt and equity capital. Subsequent to year end (May 2000), the Company raised $3.8 million through a debt offering with existing shareholders. The Company anticipates a further round of financing in the third quarter of fiscal 2000 or a sale of the Company. However, there can be no assurance that additional financing will be available. If adequate funds are not available, or are not available on terms acceptable to the Company, the Company may be required to curtail its operations significantly, forego market opportunities, or obtain funds through strategic partners or others that may require the Company to relinquish material rights to certain of its technologies or potential markets.

The Company is currently seeking additional financing or a potential sale of the Company in an attempt to obtain additional sources of funds which, in management's opinion, would provide adequate cash flows to finance the Company's operations. The satisfactory completion of these negotiations is essential as the Company has no other immediate plans that will provide sufficient cash flows to meet current operating requirements. Because the negotiations are still in progress, there can be no assurance that the Company will have sufficient funds to finance its operations, which continue to show losses, through the period ending May 31, 2000. All of these matters raise substantial doubt about the Company's ability to continue as a going concern and, in the event the negotiations for continued financing or a sale are unsuccessful, management will need to consider other alternatives including the potential liquidation of the Company. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts or classifications of liabilities that may result from the outcome of this uncertainty.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUES

Revenues and related direct costs are recognized at the time all significant services have been completed. For mortgage services, this is at the time loans are closed. For real estate services, revenue is recognized when cash payments are received from realtors.

                                 HomeSpace, Inc.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less accumulated depreciation. Depreciation of property and equipment is provided on a straight-line basis over estimated useful lives of three to five years.

CAPITALIZED SOFTWARE EXPENDITURES

The Company capitalizes software expenditures for development of, and enhancements to, its real estate services and mortgage brokerage software and amortizes such costs over an estimated useful life of three years. The capitalized software expenditures as of March 31, 2000, are primarily for the development of, and enhancements to, the Company's Customer Relationship Management (CRM) System that will be used to offer mortgage brokerage, real estate and other homeowner services. Management determined that some of the previously capitalized expenditures associated with the development of software to be used internally was no longer useful and/or salable as of March 31, 2000. The costs for such software totaled $2,687,834 with prior period amortization of $655,100 for a net cost of $2,032,734, which was written off as of March 31, 2000.

MORTGAGE LOANS HELD FOR SALE

Mortgage loans held for sale are reported net of discounts and are valued at the lower of cost or market, determined on an aggregate basis. Any gain or loss on the sale of the loans is recognized at the time of sale.

INCOME TAXES

The Company utilizes the liability method of accounting for income taxes as set forth in SFAS No. 109, "Accounting for Income Taxes." Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in the years in which the differences are expected to reverse. Recognition of deferred tax assets is limited to amounts considered by management to be realizable in future periods.

                                 HomeSpace, Inc.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ADVERTISING COSTS

Advertising costs, which consist of developing and printing costs of brochures and other marketing materials, are charged to expense when incurred. For the years ended March 31, 2000 and 1999, advertising costs totaled $2,098,961 and $41,618, respectively.

ESCROW BALANCES

The Company held escrow balances in trust of $149,409 and $156,474 as of March 31, 2000 and 1999, respectively.

CASH FLOWS

For purposes of the consolidated statement of cash flows, cash includes demand deposits with maturities of less than three months. None of the Company's cash is restricted.

MANAGEMENT ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. SIGNIFICANT CUSTOMERS AND CONCENTRATIONS OF CREDIT RISK

The majority of the Company's revenue is generated from services provided to executive members of Costco. The Company and Costco have a contractual agreement under which these services are provided, but the contract can be terminated by either party with 10-days written notice.

All cash deposits are held by one financial institution and exceed the existing federal deposit insurance coverage limit.

                                 HomeSpace, Inc.

4. PROPERTY AND EQUIPMENT

Property and equipment at March 31, 2000 and 1999, are recorded at cost and consisted of the following:

                                                    2000               1999
                                                 -----------        -----------

Computer equipment                               $ 2,209,502        $   914,040
Furniture and fixtures                                90,587            281,149
Equipment under capital leases                     4,506,089          1,481,280
Leasehold improvements                               308,826             55,139
                                                 -----------        -----------
Gross book value                                   7,115,004          2,731,608
Accumulated depreciation and amortization         (2,558,386)        (1,118,430)
                                                 -----------        -----------
Net book value                                   $ 4,556,618        $ 1,613,178
                                                 ===========        ===========

5. WAREHOUSE LINE OF CREDIT

In October 1999, the Company entered into a revolving Warehouse Line of Credit Agreement with a financial institution in the amount of $15,000,000 bearing interest at prime plus .25% to 1% depending upon the length of time of repayment. The line of credit is secured by mortgage loans and as of March 31, 2000, the outstanding balance was $5,463,946.

6. NOTE PAYABLE

The Company secured a $200,000 demand loan from Costco on October 24, 1998. The note bears interest from the date of advance at a variable per annum rate (8.8% as of March 31, 2000).

7. SHAREHOLDERS' EQUITY

The Company is authorized to issue 40,000,000 shares of convertible preferred stock of which 4,000,000, 23,695,877 and 10,745,327 shares have been designated as "Series A," Series B" and "Series C," respectively, having $3.03, $0.97 and $3.03 per share liquidation preferences, respectively. As of March 31, 2000 and 1999, there were no preferred Series A shares issued or outstanding.

                                 HomeSpace, Inc.

7. SHAREHOLDERS' EQUITY (CONTINUED)

The preferred Series B shares are convertible into common shares at a rate of two shares of preferred Series B to one share of common as of March 31, 2000. The holders of the preferred Series B shares are entitled to receive, when and if declared by the board of directors, noncumulative cash dividends at a rate of $0.097 per share, in preference to any declaration or payment on the common shares. The holders of the preferred Series B shares are entitled to vote together with the shares of common stock as one class, at the equivalent amount of common shares as if converted.

During November 1999, the Company received $29,908,338 in connection with an equity capital contribution transaction. Under the terms of this transaction, the Company issued 9,870,739 shares of Series C preferred stock.

8. EMPLOYEE BENEFIT PLAN

On January 1, 1998, the Company established a defined contribution profit sharing and salary reduction plan covering all employees meeting general eligibility requirements. Pursuant to the provisions of Internal Revenue Code
Section 401(k), the plan has received a favorable determination letter from the Internal Revenue Service. Employees are 100% vested in all personal salary reduction contributions and related earnings. Employer matching contributions equal 50% of the first 5% of employee contributions and vest over four years. For the years ended March 31, 2000 and 1999, employer contributions totaled $131,719 and $99,131, respectively.

9. INCOME TAXES

At March 31, 2000 and 1999, the Company had net operating loss carryforwards of approximately $69,200,000 and $31,000,000, respectively. These carryforwards expire between the years 2007 and 2020 and may be subject to limitation of use under the provisions of Internal Revenue Code Section 382 and corresponding state sections.

                                 HomeSpace, Inc.

9. INCOME TAXES (CONTINUED)

Pursuant to Statement of Financial Accounting Standards No. 109, the Company has recorded a deferred tax asset for the net operating loss carryforwards at March 31, 2000 and 1999, in the amounts below, which have been offset by a valuation allowance in the same amount, as follows:

                                                       MARCH 31
                                               2000                 1999
                                           ------------         ------------
Deferred tax asset:
   Net operating loss carryforwards        $ 24,900,000         $ 10,540,000
   Valuation allowance                      (24,900,000)         (10,540,000)
                                           ------------         ------------
Net                                        $         --         $         --
                                           ============         ============

10. COMMITMENTS AND CONTINGENCIES

LEASES

Beginning May 1, 1996, the Company leased facilities located in Ontario, California, from a corporation owned by two stockholders, one of whom is also a director, under a noncancelable operating lease expiring March 1999. In July 1997, the lease was renegotiated to a month-to-month basis and this lease was terminated in January 2000. For the years ended March 31, 2000 and 1999, rent expense under this lease totaled $95,119 and $126,825, respectively.

Beginning September 1, 1996, the Company also leased office facilities in Englewood, Colorado, under a noncancelable operating lease expiring in May 2002. Additional Englewood facilities were leased on September 30, 1998, with a lease expiration on May 31, 2001. For the years ended March 31, 2000 and 1999, rent expense under these leases totaled $1,393,572 and $739,082, respectively. In March 2000, facilities originally leased in Englewood, Colorado, were subleased for the balance of the lease term.

In November 1999, the Company leased office facilities in Pasadena, California, under a 60-month noncancelable operating lease. The Company occupied these facilities in June 2000. Rent expense under this lease will average $586,000 per year.

                                 HomeSpace, Inc.

10. COMMITMENTS AND CONTINGENCIES (CONTINUED)

LEASES (CONTINUED)

Future minimum lease payments required under the above operating and capital leases are as follows:

                                        OPERATING          CAPITAL
YEAR ENDING MARCH 31                      LEASES           LEASES
                                    ------------------------------------

   2001                               $    1,145,470    $    1,897,890
   2002                                      663,602         1,605,622
   2003                                      669,344           750,441
   2004                                      669,344           170,093
   2005 and thereafter                       957,533                 -
                                    ------------------------------------
                                           4,105,293         4,424,046
Less current portion                               -        (1,897,890)
Amount representing interest                       -          (658,583)
                                    ------------------------------------
                                      $    4,105,293    $    1,867,573
                                    ====================================

SEVERANCE PLAN

The Company adopted a Severance Plan on March 16, 2000 (the Plan), providing members of executive management with severance payments in the event of an involuntary termination of employment other than for cause or a voluntary termination of employment for good reason within 12 months following a change of control transaction via a triggering event as defined in the Plan. Senior vice presidents and higher level officers are entitled to one year's compensation and employee benefits and vice presidents are entitled to six months' compensation and employee benefits. Severance payments are conditioned upon release from liability, non-disclosure of confidential information, non-solicitation of employees and others, non-competition, and transitional assistance. As of March 31, 2000, the Company estimates that approximately $3,050,000 would be payable to all executive management upon the occurrence of a triggering event.

                                 HomeSpace, Inc.

10. COMMITMENTS AND CONTINGENCIES (CONTINUED)

LITIGATION

As of April 1, 1999, the Company was in dispute with a corporation over 1.4 million shares of Series A convertible preferred stock (convertible into 560,000 shares of common stock) that were to be issued pursuant to a proposed merger transaction. On December 15, 1999, the Company entered into a confidential settlement agreement with the other corporation releasing all claims. The Company transferred shares of its common stock and cash to the other corporation. Certain shareholders of the Company agreed to indemnify the Company in connection with the dispute and pledged shares of common stock to secure their indemnity obligations. Effective March 1, 2000, the Company repurchased certain pledged shares from two shareholders and accepted the equivalent cash value in satisfaction of such indemnification.

11. FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash, mortgage loans held for sale, accounts receivable, and a note payable.

CASH

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and management believes there are no significant credit risks affecting cash.

MORTGAGE LOANS HELD FOR SALE

Mortgage loans held for sale are sold to a third party upon origination by the Company on a flow basis and no significant credit or interest rate risk exists. Accordingly, management believes the carrying amounts of the loans represent fair value.

ACCOUNTS RECEIVABLE

Accounts receivable are short term in nature (less than 30 days). Management monitors amounts owed to the Company and no significant credit risks exist with respect to collectibility. Accordingly, management believes the carrying amounts of these receivables represent fair value.

                                 HomeSpace, Inc.

11. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

NOTE PAYABLE

Management believes the carrying value of the note payable represents the fair value of this financial instrument because its terms are similar to those in the lending market for comparable loans with comparable risks.

12. STOCK OPTIONS

The Company has granted common stock options to executive management and other employees and uses the intrinsic-value method of accounting for these stock options. Accordingly, no compensation cost for options granted has been recognized in the accompanying financial statements. All outstanding options are currently exercisable and they expire generally at employment termination. Exercise prices range from $1.94 to $6.25 per share.

The following table summarizes information about the Company's stock options outstanding at March 31, 2000:

                                   WEIGHTED-AVERAGE
   RANGE OF          NUMBER           REMAINING           WEIGHTED-AVERAGE
EXERCISE PRICES   OUTSTANDING      CONTRACTUAL LIFE        EXERCISE PRICE
--------------------------------------------------------------------------------

     $1.94            5,609,000        4.8 YEARS                 $1.94
  $5.25-$6.25           265,000        4.8 YEARS                 $5.99

                                 HomeSpace, Inc.

12. STOCK OPTIONS (CONTINUED)

The following is a schedule of the activity relating to the Company's stock options for the year ended March 31, 2000:

                                                                     WEIGHTED-
                                                                     AVERAGE
                                                     SHARES          EXERCISE
                                                    (000'S)            PRICE
                                                    ----------------------------

Options outstanding at beginning of year                 4,982          $1.39
Granted                                                  4,542           1.94
Exercised                                                    -              -
Expired/rescinded                                       (3,650)          1.94
Options outstanding at end of year                       5,874           2.12
Options exercisable at end of year                         483           3.12
Weighted average fair value of options granted
  during the year                                            -           1.94

13. SUBSEQUENT EVENTS

CONVERTIBLE NOTE FINANCING

In June 2000, the Company authorized the sale of up to $4,000,000 of 6% convertible Series D notes due October 20, 2000, to existing investors. The Company's Chief Executive Officer also agreed to purchase $60,000 of Series D notes in bi-monthly installments running through September 2000. The Series D notes will be convertible into Series E convertible preferred stock at the same price per share as offered in a financing in which the Company issues at least $10 million in a Series E equity financing. If the Series E financing does not occur before the due date of the notes or a change of control transaction, as defined, then the Series D notes will be convertible into Series D-2 preferred stock (described below) at $3.03 per share.

As part of the convertible note financing, the Company also agreed to authorize the issuance of shares of Series D-1 and D-2 convertible preferred stock to the investors who will purchase Series D notes. The Series D-1 stock will have the same rights, preferences and privileges as the Series B convertible preferred stock and the Series D-2 stock will

                                 HomeSpace, Inc.

13. SUBSEQUENT EVENTS (CONTINUED)

CONVERTIBLE NOTE FINANCING (CONTINUED)

have the same rights, preferences and privileges as the Series C convertible preferred stock. The Series D-1 and Series D-2 stock will receive pari passu with each other and rank senior to all other equity of the Company.

MORTGAGE PROCESSING OUTSOURCED

In June 2000, the Company entered into an agreement with a third party to assume certain mortgage processing capabilities. As a result, the Company reduced its workforce in June 2000.

14. SALE OF COMPANY AND OTHER MATTERS (UNAUDITED)

On June 26, 2000, the Company received a notice of default from Imperial Bank under its capital lease agreements described in Note 10. Additionally, as of June 30, 2000, the Company was delinquent in paying its trade payables, operating leases and substantially all other obligations.

On July 19, 2000, the Company signed a letter of intent with LendingTree, Inc. to sell certain assets of HomeSpace Services, Inc. for $12 million in cash and stock. Subject to the signing of a definitive purchase agreement, the transaction is expected to close on or about August 4, 2000. Upon closing, the assets of the Company not sold will be liquidated. The cash proceeds to be received from the sale and subsequent liquidation may not be sufficient for the Company to satisfy all outstanding obligations and recover the full carrying value of its assets.

Costco terminated its affinity marketing relationship with the Company on July 31, 2000.


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